EXHIBIT 99.1

Ashford Hospitality Prime
Second Quarter 2016 Conference Call
August 4, 2016, 10:00 am CT
Chairperson: Monty Bennett

Participant 1:
Hey good morning guys. Thanks for taking my question. And Monty really appreciate all the color on the Weisman process. I think it was really helpful and obviously the stock’s reaction during the call was indicative of that.

A couple questions I had on it. First of all, you know, I guess if the process that you’ve reopened doesn’t lead to any higher bids my understanding is that Weisman has made a formal offer and you could accept it regardless of them signing an NDA.

Is there any reason why you wouldn’t move forward with that given that you determined the net pricing is acceptable?

Monty Bennett:
Right now we’re in the process of trying to get them to sign the NDA. There’s a number of reasons for that which I’m sure you’re aware of Ryan. And it’s curious to us as why someone wouldn’t sign an NDA.

So at this point in time we’re just focused on getting that NDA signed by them.

Participant 1:	But I guess the question I would have is why, I mean help us understand why you feel like an NDA needs to be signed when they’ve already made a formal offer.

Monty Bennett:
There’s all kinds of reasons why you’d want an NDA signed. And that is that you don’t want the negotiations that goes on during a negotiation on a merger agreement to be made public which can lead to stock manipulation. You also want to make sure that nothing else leaks out to some of the different media sources that are there.

We also want to make sure that we are dealing with a buyer that can close on the - on a deal. And without an NDA signed in our experience and I said this in the script, a financing source will not give a commitment.

So there’s all kinds of reasons to get that NDA signed.

Participant 1:
Got you. So if you and Weisman can’t come to terms on an NDA because obviously it seems like there’s been a decent amount of back and forth on that, you guys would be unlikely to accept the offer even though you deem the offer at the appropriate level. Is that a fair assessment?

Monty Bennett:
We just have to take it back to the Board. And the Board would have to make that call. And that hasn’t been presented to the Board because the NDA is standard. Other groups have signed it. Other, you know, well-known household name type of groups that you would recognize un-negotiated or very, very slightly negotiated. And they were signed weeks ago.

So I think the Board would have to assess as to why that wouldn’t be signed and would have to think about all the risks and the potential liability in not signing. And try to understand the motivation of why a group wouldn’t sign an NDA and assessing what to do going forward.

Participant 1:
Okay. No. That makes sense. And then I guess the second question I had with regards to this, you had mentioned in your prepared remarks that AINC would not be interested in continuing to externally advise Ashford Prime if it were taken private.

I guess the question I would have is you guys and Monty you’ve been a pretty strong advocate of external management not, you know, not being a value destroyer.

Help us understand how if they wouldn’t operate, if the company’s private, doesn’t that destroy value by the value of the termination fee on sale just by being externally advised in that regard?

Monty Bennett:	There is a termination fee on sale. And on sale a externally managed platform if it pays $1 in the termination fee that’s value that an internally managed platform wouldn’t have to pay.

But on an ongoing basis and all of the analysis that we have done there’s no indication whatsoever that there’s a discount applied to externally managed platforms merely for being externally managed or regardless of what that termination fee may be. And we’ve looked at all the RMR platforms and quite a few others.

Participant 1:	Okay. So your view is more that the external management structure doesn’t destroy value or doesn’t limit value on an ongoing basis not necessarily on a go private transaction. Is that a fair summary?

Monty Bennett:	If there’s a termination fee paid or if there’s other fixed...

Participant 1:	Right.

Monty Bennett:	costs to pay then that would impact the value at that point in time.

Participant 1:	Okay, that’s helpful. And I think that makes sense. And we don’t necessarily disagree with it.

And then I guess just one last thing with regard to that. You know if private market value needs to be, you know, needs to be hindered by the termination fee as you’ve just kind of highlighted, why did you guys put out your, you know, and I don’t want to call them NAVs but estimated private market values for AHT and AHP last summer, was it just so that investors could understand what the value is pre-termination fee for...?

Monty Bennett:	Yes.

Participant 1:	a go private transaction?

Monty Bennett:	We’d - yes, we’d received a number of inquiries from investors about what we thought those assets might be worth just as-is, not on a sale transaction but on their earning generation and capacity.

And so I think that we, if I recall, we didn’t say this is what we think it’s worth. I think we...

Participant 1:	Right.

Monty Bennett:	said something like this.

Participant 1:	At a market cap rate, right.

Monty Bennett:	Yes, at a market cap rate of say 6.5%. If you think these assets are worth that this is what it would trade at.

So it was the response...

Participant 1:	Right.

Monty Bennett:	to investor questions.

Participant 1:
Okay, that’s helpful. And then one last question I had was with regard to - with regard to the quarter, other G&A was really elevated in the quarter. I think it came in around $9.6 million versus, you know, 1Q a year ago of under $1 million.

Can you just give us some color on what that was? Was that legal fees associated with everything that’s been going on between Sessa and Weisman, etc. or was there something else in there?

Monty Bennett:
No. It’s mainly legal fees, PR fees, proxy cost fees, etcetera, related to all this drama that’s been going on. We do think that we have an opportunity to collect some of that from our insurance carrier. And we haven’t reflected that yet and won’t unless and until we can recover it.

And also we think that we can have a chance to recover it from Sessa. And that the judge found in his rulings that they did not follow not only our nominating procedure but proxy rules relating to disclosure of the intent of their Directors purportedly nominated.

And because of that we think we’ve got merit in recovering a big portion of those.

But that is a process that will take quite some time to litigate out on Sessa.

Participant 1:	Okay, that’s helpful.

Monty Bennett:	Unless there’s

Participant 1:
I mean I guess as we think about that going forward then, you know, is it realistic to assume that maybe 3Q’s other G&A is going to be similar to 2Q and then it’ll taper off thereafter? I know there’s obviously been more stuff going on in the third quarter as well or do - was 2Q really the bulk of that expense?

Monty Bennett:	Right now we see Q2 as the bulk of the expense. And we hope it to taper off going forward.

Participant 1:	Okay, great. That’s it for me. Thanks.

Participant 2:	Hey guys. Just a couple of questions for me, I was looking at your second quarter performance and it looks like the Seattle Courtyard had a pretty solid RevPAR growth for the quarter.

And since the sale, would you be able to give us like a RevPAR for the portfolio, the RevPAR growth but excluding the Seattle Downtown property?

Deric Eubanks:
Hey it’s Deric. We don’t have that number handy. I don’t believe it impacted the overall portfolio RevPAR that significantly. Even though that one asset was up pretty strong it’s a relatively small asset in the portfolio.

Participant 2:
Got you, got it. Okay, and then just touching back a little bit on your comment around Zika and St. Thomas Ritz the - I mean it was pretty impressive EBITDA growth, you know, despite the RevPAR decline. But I was wondering if you can give us a bit more color around the specifics of what you’ve done to drive that margin growth.

And maybe how sustainable are those initiatives if the softness persists, you know, for a few more quarters?

Jeremy Welter:
Yes. This is Jeremy. This is standard for us when we take over an asset. We put in our best in practice cost cuts. You know we were prepared prior to taking over the asset just on a steady-state basis. I was personally involved with the underwriting on this hotel.

So we were ready to implement cost cuts and then Zika hit. And it made it a lot easier to work with the Ritz team on what those are.

But it’s just - it’s the standard stuff that we kind of go through in our Investor Day in terms of just efficiencies that we do on the labor side and the PARs and consolidating, you know, some of the functionality between the property and how they operate.

So we get rid of, you know, some of the redundancies. And we were able to do that very quickly in this case.

Participant 2:	Got you. And then touching on one more market and then I’m done. For Chicago it looks like the setup for the back half of the year is a little bit better given the citywide.

Is this, I mean, a view that you share? Do you share this view with like some of the other peers. Or, basically would you be able to give us an outlook for the rest of the year for Chicago?

Jeremy Welter:	Yes. I mean I think the second half is going to be better than the first half. We don’t really give guidance.

Participant 2:	Yes.

Jeremy Welter:
But I would anticipate it to be stronger than what we’ve had in the first half hopefully. It’s just I’ll tell you one thing is that as we look at 30 day, 60 day, 90 day forecasts there’s just a little bit more volatility than what we’ve seen historically in terms of the outlook.

Participant 2:	Got it, all right. Thank you. That’s it for me.

Participant 3:	Good morning guys and Monty thanks for the update on the Weisman situation. The prior participant got a lot of my questions on that.

But I just want to be clear. When you guys say you’re harmonizing the sale of the other three assets is that to mean that you are kind of taking them off the market for now pending an outcome with Prime as a sale as a whole and if that does not happen you’d put those three properties back out on the market?

Monty Bennett:
We have not taken the assets off the market. We just want to get the most value for our shareholders whether it’s through a sale of the entire company or sale of the individual assets. And that’s what we’re evaluating right now.

Participant 3:
Okay. And then to be clear on Weisman, you’ve not officially engaged with them because they haven’t signed an NDA. But you have engaged with other parties who have signed an NDA and they are accessing the data room.

Monty Bennett:	We have signed up NDAs with a few other parties. And that was done several weeks ago.

And the data room is open and operating. I haven’t checked to see or I don’t even know if I can tell whether they have jumped in or how much they’ve done. But that is there. And that has not been the case with the Weisman Group.

Participant 3:	Okay. And then lastly on operations, you know, the kind of one saving grace for lodging in this second quarter has been the continued commentary related to group business remaining robust.

But a number of your bigger group houses had some pretty tough year-over-year comps in the second quarter and thus RevPAR probably wasn’t where we wanted to see it.

How is that stacking up for you guys in the back half of this year?

Jeremy Welter:	We don’t really give guidance. I can tell you that I can comment specifically on the second quarter for you for Prime. Our group RevPAR was actually up 5.7% so we had a good - a decent group quarter.

But we did have a handful of hotels, Plano, Torrey Pines and Courtyard Philly that had some very tough group comparables. And their group was down quite a bit.

But overall the group picture of Prime is not really an issue for us.

Participant 3:	Okay. Would you characterize it though as healthy as what we’re hearing from some of the other group houses?

Jeremy Welter:	I think the group environment is healthy.

Participant 3:	Okay. Thank you.

END

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